A-6, Maharani Bagh
New Delhi-110065
Ph. : 011-41626470-71
Mob. : 9810939245
E-mail : info@bansalco.com
Website : www.bansalco.com

BANSAL & CO LLP
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion to the draft Registration Statement on Form F-1" of our review report dated September 5, 2024, of ZenaTech Inc. relating to review of the consolidated financial statements for the period ended June 30, 2024, and reference to our firm under the caption "Experts" in the Registration Statement.

For Bansal & Co. LLP,

Bansal

New Delhi

September 5, 2024

Mumbai : Premises No. 7 & 8, Ground Floor, Wing-A, Raghavji Building, 15/17, Raghavji Road, Gowalia Tank, Mumbai-400026, Mob.: +91 9971490195
Bhopal : Nyaya Sangat, E-7/119, IInd Floor, Lala Lajpat Rai Society, Arera Colony, Bhopal-462016 (MP) Ph. : 0755-4076725, 2769224/5, Mob.: +91 9810008918